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                                                                      Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



May 30, 2002


Dear Sir or Madam:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated May 30, 2002, of Western Resources, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

Arthur Andersen LLP

Copy to:  Mr. Paul R. Geist, Western Resources, Inc.